Exhibit 99.1

Ronald E. Seeholzer
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 330-384-5415

October 9, 2008

TO THE INVESTMENT COMMUNITY:1

The purpose of this letter is to provide additional clarity to investors regarding FirstEnergy Corp.’s (FirstEnergy or the Company) current liquidity position and the status of our ongoing financing activities.

Despite unprecedented volatility in the capital markets, we believe that our liquidity position remains strong. We expect our existing sources of liquidity to remain sufficient to meet our anticipated obligations and those of our subsidiaries, and that the successful execution of our planned long-term financings will further reinforce the stability of our financial position.

In response to questions regarding the impact of current market turmoil, we are providing the following comprehensive summary of our liquidity position, financing strategy, and variable-rate pollution control revenue bond (PCRB) position.  As always, we are available to answer questions should investors need additional information.

Current Liquidity Position

As of October 8, 2008, FirstEnergy and its subsidiaries have access to more than $4 billion of liquidity, of which approximately $1.7 billion is currently available.  FirstEnergy and its subsidiaries do not have a commercial paper program and are not reliant on that market. Our liquidity sources are described in more detail in the following table.

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1 Please see the forward-looking statements at the end of this letter.

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  As of October 8, 2008

Company	Type	Maturity	Amount (M)	Available (M)
FirstEnergy (1)	Revolving	Aug. 2012	$2,750	$408
FirstEnergy & FirstEnergy Solutions	Revolving	May 2009	300	300
FirstEnergy	Bank Lines	Various (2)	120	20
FirstEnergy Generation Corp.	Term Loan	Oct. 2009 (3)	300	300
OH & PA Utilities	A/R Fin.	Various (4)	550	532
(1) FirstEnergy Corp. and subsidiary borrowers		Subtotal:	$4,020	$1,560
(2) $100M matures November 30, 2009; $20M uncommited line of credit with no maturity date		Cash:	-	101
(3) Drawn amounts are payable within 30 days and may not be reborrowed		Total:	$4,020	$1,661
(4) $370M matures March 21, 2009; $180M matures October 27, 2008 with an extension requested pending state regulatory approval of replacement facility

As reflected in the table, FirstEnergy and certain subsidiaries are parties to a $2.75 billion revolving credit facility which is available through August 24, 2012.  A total of 25 banks participate in this facility, with no one bank having more than 7.3% of the total commitments.

During the year, we have utilized our revolving credit facility to fund a number of strategic acquisitions including the Fremont natural gas plant ($275 million), Signal Peak Energy, formerly Bull Mountain ($125 million), and the acquisition of certain nuclear sale and leaseback lessor equity interests ($438 million).

As of September 30, 2008, we had $420 million of  bank credit facilities in addition to the $2.75 billion revolving credit facility.  We subsequently obtained a new $300 million secured term loan facility with Credit Suisse to reinforce our liquidity in light of the unprecedented disruptions in the credit markets.  As also shown in the above table, an aggregate of $550 million of accounts receivable financing facilities are available through our Ohio and Pennsylvania electric distribution utilities to meet working capital requirements and other general corporate purposes.

Financing Plan

We intend to continue to fund our capital requirements through our strong projected cash flow from operations as well as from capital market issuances.  Our financing plans for the remainder of 2008 include potential issuances of new secured taxable long-term debt of up to $600 million through our Ohio electric distribution utilities as market conditions permit.

We have regulatory authorization for these issuances and also for $300 million of long-term debt for one of our Pennsylvania electric distribution utilities.  In addition, we have similar requests pending before New Jersey, Pennsylvania and Ohio state regulatory agencies for authority to issue up to $700 million in the aggregate of additional utility long-term debt.

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We have minimal maturities of long-term debt over the next several years as shown below:

Year	2008(1)	2009	2010
Amount (M)	$0.5	$256.7	$166.7
(1) Remainder of 2008

Variable-Rate Pollution Control Revenue Bonds

Pollution Control Revenue Bonds have been used by the Company since the 1970s.  Of the $2.1 billion variable-rate PCRBs outstanding, $1.9 billion are obligations of FirstEnergy Solutions Corp., $156 million are obligations of Ohio Edison Company, $29 million are obligations of Metropolitan Edison Company, and $45 million are obligations of Pennsylvania Electric Company.  The interest rates on our PCRBs are reset daily or weekly.

Bondholders can tender their PCRBs for mandatory purchase prior to maturity with the purchase price payable from remarketing proceeds, or if the PCRBs are not successfully remarketed, by drawings under irrevocable direct pay letters of credit (LOCs). The subsidiary obligor is required to reimburse the applicable LOC bank for any such drawings or, if the LOC bank fails to honor its LOC for any reason, must itself pay the purchase price.

The LOCs for our variable-rate PCRBs were issued by seven banks summarized in the following table:

LOC Bank	Aggregate LOC Amount (M)	LOC Draw as of 10/08/08	LOC Termination Date	Reimbursements of LOC Draws Due
Barclays Bank (1)	$ 149.2	$0.0	June 2009	June 2009
Bank of America (1)	101.0	0.0	June 2009	June 2009
The Bank of Nova Scotia (1)	255.5	0.0	Beginning June 2010	Shorter of 6 months or LOC termination date
The Royal Bank of Scotland (1)	130.9	0.0	June 2012	6 months
KeyBank (1)	265.6	0.0	June 2010	6 months
Wachovia Bank	647.9	191.1	March 2009	March 2009
Barclays Bank	528.1	0.0	Beginning December 2010	30 days
PNC Bank	69.8	0.0	Beginning December 2010	5 days
Total	$2,148.0	$191.1

(1) Due dates for reimbursements of LOC draws for these banks were extended in October 2008 from 30 days or less to the dates indicated.

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Prior to September 18, 2008, we had not experienced any unsuccessful remarketings of these variable-rate PCRBs.  Coincident with recent disruptions in the variable-rate demand bond and capital markets, $195 million of the PCRBs backed by Wachovia Bank LOCs have been tendered by bondholders to the trustee.  A majority of these tenders occurred prior to announcements regarding the sale of Wachovia.  Of these tendered PCRBs, $191 million were not successfully remarketed and resulted in draws on the applicable LOCs, all of which Wachovia honored. As described in the table above, the reimbursement agreements between the subsidiary obligors and Wachovia do not require reimbursement of these LOC draws until March 18, 2009.

There have been no other unsuccessful remarketings of our variable-rate PCRBs.

Summary

FirstEnergy believes that its current sources of liquidity as described above will be more than sufficient to meet its anticipated obligations.  Additionally, we believe the taxable secured subsidiary financings described above, combined with the additional liquidity secured after September 30, 2008, further enhance the strength of our liquidity position.

Our business model, which stresses financial discipline and a strong focus on execution, positions FirstEnergy to continue to execute its strategy during the current volatile capital market conditions.  Major elements include:

•	Strong projected cash from operations;
•	Opportunities for favorable earnings growth as we anticipate the transition to competitive generation markets in Ohio in 2009 and Pennsylvania in 2011;
•	A focus on maximizing generation output from our existing assets rather than large, capital-intensive new-build projects;
•	No speculative trading operations;
•	Appropriate long-term commodity hedge positions;
•	A manageable capital expenditure program that is expected to peak in 2008;
•	A well funded pension plan, with $1.3 billion in cash funding since 2004;
•	Minimal maturities of existing long-term debt over the next several years; and
•	A commitment to a secure and growing common dividend.

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Upcoming FirstEnergy Investor Events

3rd Quarter, 2008 Earnings Release
November 4, 2008

Edison Electric Institute (EEI) Financial Conference
November 9-12, 2008
Phoenix, AZ

If you have any questions concerning the information in this update, please contact me at (330) 384-5415, Irene Prezelj, manager of Investor Relations, at (330) 384-3859, or Rey Jimenez, manager of Investor Relations, at (330) 761-4239.

Sincerely,

Ronald E. Seeholzer
Vice President, Investor Relations

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Forward-looking Statements

This Letter to the Investment Community includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our, or our management’s, intents, beliefs and current expectations.  These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words.   Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania, the impact of the PUCO’s rulemaking process on our Ohio utility subsidiaries’ Electric Security Plan and Market Rate Offer filings, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, other legislative and regulatory changes including revised environmental requirements and possible greenhouse gas emissions regulation, the impact of the U.S. Court of Appeals’ July 11, 2008 decision to vacate the CAIR rules and the scope of any laws, rules or regulations that may ultimately take their place, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other potential regulatory initiatives, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight by the Nuclear Regulatory Commission including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007) as disclosed in our SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the Distribution Rate Cases and the generation supply plan filing for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Supreme Court of Ohio regarding the Rate Stabilization Plan and the Rate Certainty Plan, including the recovery of deferred fuel costs) and Met-Ed and Penelec’s transmission service charge filings with the PPUC (as well as the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan for Met-Ed and Penelec), the continuing availability of generating units and their ability to continue to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, changing market conditions that could affect the value of assets held in our nuclear decommissioning trust fund, pension fund and other trust funds, the ability to access the public securities and other capital and credit markets in accordance with our financing plan and the cost of such capital, changes in general economic conditions affecting the Company, the state of the capital and credit markets affecting the Company, and the risks and other factors discussed from time to time in our SEC filings, and other similar factors.  The foregoing review of factors should not be construed as exhaustive.  New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. Dividends declared from time to time on FirstEnergy’s common stock during any annual period depend on circumstances considered by FirstEnergy’s Board of Directors at the time of the actual declarations.  We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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